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                          CERTIFICATE
                      -------------------

  A copy of the Form U-9C-3 report for the previous quarter (quarter ended September 30, 1997) has been filed with the interested state commissions in accordance with Rule 58 under the Public Utility Holding Company Act of 1935.

  The names and addresses of such state commissions are as follows:


  Mrs. Luly Massaro, Clerk
  Rhode Island Public Utilities Commission
  100 Orange Street
  Providence, Rhode Island 02903

  Mary L. Cottrell, Secretary
  Massachusetts Department of Public Utilities
  100 Cambridge Street
  Boston, MA 02202

  Mr. Thomas B. Getz
  Executive Director and Secretary
  New Hampshire Public Utilities Commisssion
  8 Old Suncook Road
  Concord, New Hampshire 03301


  SIGNATURE:

  NEW ENGLAND ELECTRIC SYSTEM

    s/John G. Cochrane
  By_______________________________
      Name:   John G. Cochrane
      Title:  Treasurer
      Date:   March 31, 1998



  The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefore.